Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Investor Relations Contact:	Media/Editorial Contact:
Applied Micro Circuits Corporation	The Ardell Group
Scott Dawson	Angela Edgerton
(858) 535-4217	(858) 792-2941
E-mail: sdawson@amcc.com	E-mail: angela@ardellgroup.com

Friday, August 25, 2006

Company Press Release

AMCC Completes Acquisition of Quake Technologies; Strengthens Leadership Role in Emerging, High-

Volume Market for 10G Ethernet

Technology synergies, similar customer base, and proven design expertise of both companies position AMCC as a leading provider of Ethernet IC solutions

Sunnyvale, Calif. – August 25, 2006 – Applied Micro Circuits Corp. (AMCC) [NASDAQ: AMCC] today announced that it has completed the acquisition of Quake Technologies, Inc., the leading provider of 10 Gigabit Ethernet (10GE) PHY technology. As a pioneer in the 10GE PHY technologies, Quake was the first company to successfully deliver an entire production-worthy product line for a broad range of distances, from short to long reach.

“We are pleased to announce the successful completion of this acquisition. We look forward to integrating our technology and customer assets in order to develop 10G Ethernet solutions for the Enterprise and Service Provider markets,” said Kambiz Hooshmand, president and CEO of AMCC. “Our strategy is focused on converged information and storage networks based on IP and Ethernet. As a result of this acquisition, AMCC is now a leader in the 10G Ethernet market.”

Under the terms of the agreement, AMCC acquired all outstanding shares of Quake for approximately $69 million in cash (net of Quake’s estimated cash and receivables that AMCC assumed in the deal). AMCC plans to consolidate its design groups in Ottawa into a single facility and continue to benefit from the experienced engineering talent of the Ottawa area.

About AMCC

AMCC is a global leader in network and embedded PowerPC processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding the potential growth of the market in which Quake Technologies operates, the anticipated impact of this acquisition on AMCC, and trends in business conditions. Readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to change and future events or results may differ materially. Readers are referred to the documents filed by AMCC with the SEC, specifically the most recent annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: risks associated with the successful integration of Quake Technologies’ business with AMCC’s; AMCC may not be able to retain key employees of Quake Technologies; anticipated benefits of this acquisition may not be realized; global economic conditions; uncertainties in the geopolitical environment; pricing pressure in the optical networking industry; competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; Internet infrastructure problems and government regulation of the Internet; international operations; litigation involving patents, intellectual property and state and federal securities litigation matters; and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. AMCC does not undertake any duty to update the information provided in this release, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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AMCC is a registered trademark of Applied Micro Circuits Corporation. The PowerPC name and logo are registered trademarks of IBM Corporation and used under license therefrom. All other trademarks are the property of their respective owners.